EXHIBIT 97.1
COLUMBIA SPORTSWEAR COMPANY
2023 INCENTIVE COMPENSATION RECOVERY POLICY

Effective Date: October 2, 2023

1.Recovery of Erroneously Awarded Incentive-Based Compensation from Executive Officers

1.Policy. Columbia Sportswear Company (the “Company”) will reasonably promptly recover in any form or forms it deems appropriate, subject to the terms of this policy (this “Policy”), the amount of Erroneously Awarded Incentive-Based Compensation received by Executive Officers in the event that the Company is required to prepare an Accounting Restatement. This Policy is intended to comply with, and to be administered and interpreted consistent with, Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Listing Rule 5608 adopted by the Nasdaq Stock Market LLC (“Nasdaq”) (the “Listing Standards”). Capitalized terms not otherwise defined in this Policy have the meanings set forth below in Section 2.

2.Applicability. This Policy applies to all Incentive-Based Compensation received by an Executive Officer:

1.After beginning service as an Executive Officer;
2.Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
3.While the Company has a class of securities listed on a national securities exchange or a national securities association; and
4.During the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement (including any applicable transition period in the event of a change in the Company’s fiscal year), without regard to whether an Executive Officer was involved in any fraud or intentional misconduct with respect to the Accounting Restatement.

3.Accounting Restatement.

1.Relevant Recovery Period. For purposes of determining the relevant recovery period set forth in Section 1.B.4, the date that a Company is required to prepare an Accounting Restatement is the earlier to occur of:

1)The date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board or committee action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or
2)The date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
2.Dependencies. A Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed.

4.Limited Exceptions to Recovery. The Company must recover Erroneously Awarded Incentive-Based Compensation in compliance with this Policy unless the Compensation Committee determines that recovery would be impracticable and is not required under Rule 10D-1 and the Listing Standards because:
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1.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided that the Company has first made a reasonable attempt to recover such compensation, documented such reasonable attempt(s) to recover, and provided that documentation to Nasdaq;
2.Recovery would violate home country law adopted prior to November 28, 2022, provided that the Company has first obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to Nasdaq; or
3.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

2.Definitions

For purposes of this Policy:

“Accounting Restatement” means an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Board” means the Board of Directors of the Company.

“Compensation Committee” means the Compensation Committee of the Board.

“Erroneously Awarded Incentive-Based Compensation” is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
(A) The amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and

(B) The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Officer” means an executive officer as defined in Rule 10D-1 and the Listing Standards, including a former executive officer, who receives Incentive-Based Compensation subject to this Policy. Generally, an Executive Officer includes any individual designated by the Board as an “officer” under Rule 16a-1(f) under the Exchange Act.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Received”: For purposes of this Policy, Incentive-Based Compensation will be deemed to have been “received” during the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

3.Administration

This Policy will be administered by the Compensation Committee, except that the Board may determine to act as the administrator or designate another committee of the Board to act as the administrator with respect to any portion of this Policy other than Section 1.D (the “Administrator”). The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. Determinations made by the Administrator will be final and binding on all affected individuals.
4.No Indemnification or Reimbursement; Successors

The Company will not indemnify or reimburse, or agree to indemnify or reimburse, any Executive Officer against the loss of any Erroneously Awarded Incentive-Based Compensation. This Policy will be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators and other legal administrators.

5.Other Recoupment Rights

The Administrator may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date will, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, plan or award agreement, or similar agreement, and any other legal rights and remedies available to the Company, or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies or other authorities. Nothing contained in this Policy and no recovery hereunder will limit any claims, damages or other legal remedies the Company may have against an individual arising out of or resulting from any actions or omissions by such individual.

6.Reporting and Disclosures

The Company will file all disclosures with respect to this Policy in accordance with the requirements of federal securities laws.

7.Effective Date

This Policy was approved on July 21, 2023 and is effective only for Incentive-Based Compensation received by an Executive Officer on or after the Effective Date above.
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